UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 10, 2017

BLOW & DRIVE INTERLOCK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-55053 (Commission File Number)	46-3590850 (I.R.S. Employer Identification No.)

5503 Cahuenga Blvd, #203 Los Angeles, CA 91601 (Address of principal executive offices) (zip code)

(877) 238-4492

(Registrant’s telephone number, including area code)

137 South Robertson Boulevard, Suite 129

Beverly Hills, CA 90211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2017, Abraham Summers informed our Chief Executive Officer that he would no longer be performing his job responsibilities as our Chief Financial Officer. We are not aware of any disagreements Mr. Summers had with us required to be disclosed under this Item. We will provide Mr. Summers with a copy of this disclosure in Item 5.02, and provide Mr. Summers with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in response to this Item 5.02 and, if not, stating the respects in which he does not agree. In the event Mr. Summers supplies us with such a letter we will, if required, file such letter as an exhibit to an amended Form 8-K.

On May 18, 2017, our Board of Directors appointed Laurence Wainer, our current Chief Executive Officer, to the position of Interim Chief Financial Officer (our Principal Accounting Officer). Mr. Wainer will serve in this capacity until a replacement Chief Financial Officer can be hired.

Laurence Wainer serves as our sole director and our President, Chief Executive Officer, Secretary, and interim Chief Financial Officer. Mr. Wainer has built his career as an entrepreneur in Southern California beginning with a vending business which he started while attending San Diego State University. From 2009 to 2011 Mr. Wainer built a tax resolution company, Authorized Tax Relief, located in Los Angeles, California. From 2011 to September 2013, Mr. Wainer was employed as a consultant for LWIN Consulting. Mr. Wainer founded Blow & Drive Interlock Corporation in 2014 as a result of his commitment to help create safer roads for sober drivers, having been personally affected by drunk drivers.

Mr. Wainer was not granted any additional securities or compensation in connection with his appointment as our interim Chief Financial Officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 19, 2017	Blow & Drive Interlock Corporation
a Delaware corporation

/s/ Laurence Wainer
	By:	Laurence Wainer
	Its:	Chief Executive Officer and Chief Financial Officer

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